Exhibit 10.15

Termination Agreement

This Termination Agreement (“Agreement”), dated as of September 30, 2021, is made by and among:

Party A: Wenzhou Golden Sun Education Development Co., Ltd. (“Golden Sun Wenzhou”), a foreign-invested enterprise incorporated and existing under the Laws of the PRC, with its domicile at Room 311, 3/F, Civil Air Defense Building, Yongzhong Street, Longwan District, Wenzhou City, Zhejiang Province;

Party B: Wenzhou City Ouhai District Art School (“Ouhai Art School”), a private non-enterprise unit incorporated and existing under the Laws of the PRC, with its domicile at No. 21 Huanshan Road, Dongfeng Village, Louqiao Street, Ouhai District, Wenzhou City;

Party C: Xueyuan Weng, a PRC citizen, with his domicile at No.8, Gaotian Road, Hongdian Street, Lucheng District, Wenzhou City, Zhejiang Province, and his ID number being 330328196506244616;

Party D: Xiulan Ye, a PRC citizen with her domicile at No. 8 Gaotian Road, Hongdian Street, Lucheng District, Wenzhou City, Zhejiang Province, and her ID number being 330328196509204628;

Note: Party A, Party B, Party C and Party D shall be referred to collectively as the “Parties” and individually as a Party.

Whereas:

1. The Parties have entered into a series of contractual agreements on March 1, 2019, which provides Golden Sun Wenzhou with the right to control Ouhai Art School, including: (1) the Exclusive Education Consulting and Service Agreement (Contract No. SS20190301-1) entered into by Golden Sun Wenzhou and Ouhai Art School; (2) the Business Operations Agreement (Contract No. SS20190301-2) entered into by Golden Sun Wenzhou and Ouhai Art School; (3) the Pledge Guarantee Agreement for Accounts Receivables (Contract No. SS20190301-3) entered into by Golden Sun Wenzhou and Ouhai Art School, and the registration of pledge was completed on August 26, 2020; (4) the Exclusive Option Agreement (Contract No. SS20190301-4) entered into by Golden Sun Wenzhou, Ouhai Art School and Xueyuan Weng; (5) the Exclusive Option Agreement (Contract No. SS20190301-5) entered into by Golden Sun Wenzhou, Ouhai Art School and Xiulan Ye; and (6) the Powers of Attorney (Contract No. SS20190301-6) entered into by the Parties.

2. On September 1, 2021, the revised Implementing Regulations for the Law of the People’s Republic of China on the Promotion of Private Education shall become effective, stipulating that no social organization or individual may, by means of merger, acquisition, agreement-based control, etc., control any privately-run school that provides compulsory education or any non-profit privately-run school that provides pre-school education.

Therefore, it is hereby decided that the agreement-based control of Golden Sun Wenzhou over Ouhai Art School be terminated through friendly consultation, and the Parties agree as follows:

1	The Parties agree to immediately terminate any agreements and documents signed by the Parties (including the successor of any Party) before or after March 1, 2019 in connection with control and business cooperation, including but not limited to the Exclusive Education Consulting and Service Agreement, the Business Operations Agreement, the Pledge Guarantee Agreement for Accounts Receivables, the Exclusive Option Agreement, the Powers of Attorney and all other similar or relevant agreements or documents (collectively, the “Control Documents”).

The Parties acknowledge that from the date hereof, the Control Documents shall cease to be legally binding upon or enforceable by the Parties, and the Parties shall not continue to comply with, nor shall they have any rights or assume any obligations or liabilities under the Control Documents.

2	Golden Sun Wenzhou acknowledges that Ouhai Art School shall not be required to pay any management fee, service fee, Intellectual Property license fee and other fees to Golden Sun Wenzhou in accordance with the Control Documents and agrees to irrevocably and permanently waive its right to claim such fees.

3	The Parties acknowledge that no other creditor’s rights and debts exist among Ouhai Art School, Xueyuan Weng, Xiulan Ye and Golden Sun Wenzhou.

Golden Sun Wenzhou confirms that none of Ouhai Art School, Xueyuan Weng, Xiulan Ye shall have any credit or debt to Golden Sun Wenzhou due to the existence of the Control Documents or any documents thereof, and there is no existing, potential or foreseeable dispute between Golden Sun Wenzhou and such entities or persons. Golden Sun Wenzhou agrees to irrevocably and forever waive any right it may have under the Control Documents in any form of recourse against Ouhai Art School, Xueyuan Weng, Xiulan Ye.

4	Golden Sun Wenzhou agrees that: during the existence of the Control Documents, the ownership and the right to apply for any intellectual property discovered, invented, created, made, designed or formed or generated in any form by Ouhai Art School shall belong to Ouhai Art School, and Ouhai Art School shall have the right to independently register, transfer, license or dispose of such intellectual property in any manner.

5	If an application is made to or has been made for the registration of any document included in the Control Documents with the relevant governmental authority, the Parties shall cancel such registration application within ten days after signing this Agreement; if such document has been registered, the Parties shall apply to the Registration Authority for the rescission or cancellation of such registration within ten days after signing this Agreement. Each of the Parties shall sign documents and provide necessary assistance for the rescission or cancellation of such registration application or registration.

6	A Party fails to comply with this Agreement or perform its obligations hereunder, shall constitute a breach of this Agreement, and the non- breaching Party shall have the right to claim against the breaching Party the direct economic losses resulting from its breach.

7	This Agreement shall be governed by the laws of the People’s Republic of China.

8	Any dispute in connection with the signing, interpretation and performance of this Agreement shall first be settled by the Parties through consultation. If the Parties fail to agree on the resolution of a dispute or a Party is unwilling to resolve the dispute through consultation within 30 days from the date on which a Party submits the dispute, the Party may submit such dispute to the people’s court having jurisdiction.

9	This Agreement shall become effective upon affixation of signature or seal by the Parties.

10	This Agreement is written in Chinese in four counterparts, each of which shall have the same legal effect and each Party holds one.

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[Signing Page]

Wenzhou Golden Sun Education Development Co., Ltd. Wenzhou Ouhai District Art School

By:	By:
Name:	Name:
Title:	Title:

Xueyuan Weng	Xiulan Ye

By:	By:

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first written above

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